Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces First Quarter 2023 Operating Results
SAN FRANCISCO, April 27, 2023 — The Federal Home Loan Bank of San Francisco (Bank) today announced first quarter 2023 operating results. Net income for the first quarter of 2023 was $195 million, an increase of $117 million compared with net income of $78 million for the first quarter of 2022. Net income for the first quarter of 2023 included $43 million of income resulting from higher advance prepayments relative to the prior year, net of fair value adjustments on interest rate swaps.
“The first quarter was a period of significant turmoil in the banking sector and across the U.S. economy and our member-owned Bank was an important and necessary calming force, providing vital liquidity that helped stabilize financial institutions in our three-state district,” said Teresa Bryce Bazemore, president and chief executive officer of FHLBank San Francisco. “By relentlessly focusing on our mission, we provide critical funding and risk management tools so that our members can consistently and reliably – day in and day out – offer their customers access to mortgages, small business loans, and community development resources, which serve to propel homeownership, finance affordable housing, drive economic growth, and revitalize communities.”
The $117 million increase in net income for the first quarter of 2023, relative to the prior-year period, was primarily attributable to an increase in net interest income for the quarter of $184 million, partially offset by a decline in other income/(loss) of $44 million.
•The $184 million increase in net interest income for the quarter was primarily attributable to higher yields on higher average balances of advances and investments, partially offset by higher interest costs on higher funding levels. The increase in net interest income was also attributable to the increase of $97 million in net advance prepayment fees.
•The $44 million decline in other income/(loss) for the quarter was primarily attributable to an increase of $42 million in net losses from derivatives, mainly attributable to interest rate swaps economically hedging advances prepaid during the quarter, partially offset by an increase of $22 million in net fair value gains associated with financial instruments carried at fair value. The decline in other income/(loss) was also attributable to $28 million in settlement proceeds received in the first quarter of 2022 from the final resolution of putback litigation (to which the Bank was not a party). There was no similar activity during the first quarter of 2023.
At March 31, 2023, total assets were $142.5 billion, an increase of $21.4 billion from $121.1 billion at December 31, 2022. Advances increased to $101.5 billion at March 31, 2023, from $89.4 billion at December 31, 2022, an increase of $12.1 billion, as member demand for advances continued to increase. During the quarter, advance balances reached higher levels than the balance at March 31, 2023. Total investments increased by $9.4 billion to $39.7 billion at March 31, 2023, from $30.3 billion at December 31, 2022, primarily attributable to liquidity management in connection with advances growth. The increase in investments was largely the result of increases of $4.7 billion in federal funds sold, $4.1 billion in securities purchased under agreements to resell, and $0.5 billion in mortgage-backed securities.
As of March 31, 2023, the Bank complied with all regulatory capital requirements. The Bank exceeded its 4.0% regulatory requirement with a regulatory capital ratio of 5.8% at March 31, 2023. The decline in the regulatory capital ratio from 6.4% at December 31, 2022, was mainly attributable to an increase in total assets. The Bank also exceeded its risk-based capital requirement of $1.1 billion with $8.2 billion in permanent capital. Total retained earnings increased to $4.1 billion as of March 31, 2023, from $4.0 billion at yearend 2022.
Today, the Bank’s board of directors declared a quarterly cash dividend on the average capital stock outstanding during the first quarter of 2023 at an annualized rate of 7.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $67 million, and the Bank expects to pay the dividend on May 11, 2023.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Mar 31, 2023	Dec 31, 2022
Total Assets	$142,493	$121,056
Advances	101,541	89,400
Mortgage Loans Held for Portfolio, Net	801	815
Investments, Net[1]	39,712	30,291
Consolidated Obligations:
Bonds	95,034	75,768
Discount Notes	37,356	35,929
Capital Stock – Class B – Putable	4,007	3,758
Retained earnings	4,126	3,994
Accumulated Other Comprehensive Income/(Loss)	(61)	(29)
Total Capital	8,072	7,723

Selected Other Data at Period End	Mar 31, 2023	Dec 31, 2022
Regulatory Capital Ratio[2]	5.77%	6.41%

	Three Months Ended
Selected Operating Results for the Period	Mar 31, 2023	Mar 31, 2022
Net Interest Income	$287	$103
Provision for/(Reversal of) Credit Losses	(1)	(3)
Other Income/(Loss)	(26)	18
Other Expense	45	38
Affordable Housing Program Assessment	22	8
Net Income/(Loss)	$195	$78

	Three Months Ended
Selected Other Data for the Period	Mar 31, 2023	Mar 31, 2022
Net Interest Margin[3]	0.88%	0.78%
Return on Average Assets	0.60	0.59
Return on Average Equity	10.14	4.91
Annualized Dividend Rate[4]	7.00	6.00
Average Equity to Average Assets Ratio	5.93	11.91

1.    Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    The regulatory capital ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of March 31, 2023, and December 31, 2022, was $8.2 billion and $7.8 billion, respectively.
3.    Net interest margin is calculated as net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividend declared, recorded, and paid during the period, on the average capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable, and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and other periodic and current reports that we may file with the Securities and Exchange Commission, as well as regulatory and accounting rule adjustments or requirements; the application of accounting standards relating to, among other things, certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments; the allowance for credit losses; future operating results; the withdrawal of one or more large members; and high rates of inflation and increases in interest rates that may adversely affect our members and their customers. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com